Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and between

SPYGLASS MERGER CORP.

and

SERENA SOFTWARE, INC.

Dated as of November 11, 2005

i

EXHIBIT A	FORM OF VOTING AGREEMENT
EXHIBIT B	FORM OF SPONSOR GUARANTEE
EXHIBIT C	FORM OF CERTIFICATE OF INCORPORATION

ii

TABLE OF DEFINED TERMS

Page
Acquisition Proposal	41
Actions	23
Affiliate	10
Agreement	1
Alternative Acquisition Agreement	39
Antitrust Laws	44
Antitrust Order	44
Business Day	2
Buyer	1
Buyer Disclosure Schedule	29
Buyer Material Adverse Effect	29
Buyer Welfare Benefit Plans	47
Certificate	3
Certificate of Merger	2
Change in the Company Recommendation	40
Closing	2
Closing Date	2
Commitment Letters	31
Company	1
Company Balance Sheet	14
Company Board	1
Company Charter Documents	9
Company Common Stock	3
Company Disclosure Schedule	7
Company Employees	25
Company Material Adverse Effect	8
Company Material Contract	22
Company Meeting	14
Company Permits	27
Company Plans	25
Company Preferred Stock	9
Company Recommendation	42
Company SEC Reports	14
Company Stock Options	6
Company Stock Plans	6
Company Stockholder Approval	12
Company Voting Proposal	12
Confidentiality Agreement	36
Contribution Agreement	1
Controlled Group	26
Convertible Notes	9
Costs	45
Debt Commitment Letter	31
DGCL	1
Dissenting Shares	7
Effective Time	2
Employee	46
Environmental Law	24
ERISA	25

Page
Exchange Act	13
Exchange Fund	4
Filed Company SEC Reports	16
Foreign Benefit Plans	27
GAAP	14
Governmental Entity	13
Hazardous Substance	25
HSR Act	13
In-Bound License Agreement	20
Indebtedness	10
Indemnified Parties	45
Insurance Cap	45
Intellectual Property	19
Leased Real Property	18
Leases	18
Liens	13
Material In-Bound Licenses	20
Material IP Licenses	20
Material Out-Bound Licenses	20
Merger	1
Merger Consideration	3
Notes Indenture	38
Open Source License	21
Option Consideration	6
Outside Date	51
Paying Agent	4
PBGC	26
Pre-Closing Period	33
Proxy Statement	15
Purchase Plans	6
Representatives	38
Required Company Stockholder Vote	14
Rollover Investor	1
Sarbanes Act	15
Schedule 13E-3	13
SEC	13
Securities Act	10
Senior Lenders	31
SLP	31
Source Code Agreement	20
Special Committee	1
Stock Plan Termination Date	6
Subsidiary	11
Subsidiary Charter Documents	12
Superior Proposal	41
Surviving Corporation	2
Tax Returns	17
Taxes	16
Termination Fee	52
Voting Debt	14

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 11, 2005, by and between Spyglass Merger Corp., a Delaware corporation (the “Buyer”), and Serena Software, Inc., a Delaware corporation (the “Company”).

WHEREAS, a special committee of the Board of Directors of the Company (the “Special Committee”) has (i) determined that the Merger (as defined herein) on the terms and subject to the conditions set forth in this Agreement is advisable and in the best interest of the Company’s stockholders, and (ii) approved this Agreement and recommended approval of this Agreement by the Board of Directors of the Company;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is advisable and is in the best interest of the Company’s stockholders, and (ii) approved this Agreement and recommended approval and adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of the Buyer has (i) determined that the Merger on the terms and subject to the conditions set forth in this Agreement is advisable and in the best interest of its stockholders, and (ii) approved this Agreement;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Buyer with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become wholly owned by the stockholders of Buyer;

WHEREAS, simultaneously with the execution of this Agreement, Douglas D. Troxel and one of his affiliates (collectively, the “Rollover Investor”) has entered into a contribution and voting agreement with the Buyer (the “Contribution Agreement”), which is in the form attached hereto as Exhibit A, pursuant to which, among other things, the Rollover Investor has agreed to exchange certain shares of his Company Common Stock for shares of common stock of the Buyer and to vote his shares of Company Common Stock in favor of approving and adopting this Agreement and the Merger; and

WHEREAS, simultaneously with the execution of this Agreement, Silver Lake Partners II, L.P. has delivered a letter agreement to the Company, which is in the form attached hereto as Exhibit B, pursuant to which, and subject to the terms and conditions thereof, Silver Lake Partners II, L.P. has guaranteed certain obligations of Buyer hereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, at or prior to the Closing, the Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of Delaware a certificate of merger to effect the Merger upon the terms hereof (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Simpson Thacher & Bartlett LLP, 3330 Hillview Avenue, Palo Alto, California 94304, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York or San Francisco, California are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger. At the Effective Time, the Buyer shall be merged with and into the Company, at which time the separate corporate existence of the Buyer shall cease and the Company shall continue its existence as the surviving corporation. In its capacity as the corporation surviving the Merger, the Company is sometimes referred to herein as the “Surviving Corporation.” From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Certificate of Incorporation. The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended in its entirety as of the Effective Time to read as set forth in an exhibit to the Certificate of Merger, which exhibit shall read as set forth on Exhibit C hereto until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

1.5 By-laws. At the Effective Time, the by-laws of the Buyer, as in effect immediately prior to the Effective Time, shall become the by-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the certificate of incorporation of the Surviving Corporation and such by-laws.

1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of the Buyer immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Buyer:

(a) Capital Stock of the Buyer. (i) Each share of the common stock, par value $0.01 per share, of the Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation and (ii) each share of Series A Preferred Stock, par value $0.01 per share, of the Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Series A Preferred Stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. Except as provided below in Section 2.1(c), all shares of common stock, $0.001 par value per share, of the Company (“Company

Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer or any wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made or consideration delivered in respect thereof.

(c) Merger Consideration for Company Common Stock. Each share of Company Common Stock (other than (i) shares to be cancelled in accordance with Section 2.1(b), (ii) shares of Company Common Stock owned by any wholly-owned Subsidiary of the Company (which, for the avoidance of doubt, does not include the EBT’s), which shall remain outstanding, and (iii) Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted as of the Effective Time into the right to receive $24.00 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate which as of immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such Certificate in accordance with Section 2.2.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging Certificates for the Merger Consideration pursuant to the Merger are as follows:

(a) Paying Agent. On or prior to the Effective Time of the Merger, the Buyer shall enter into an agreement, in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”), with a nationally recognized bank or trust company mutually acceptable to the Buyer and the Company (the “Paying Agent”), which shall provide that at the Effective Time, the Surviving Corporation shall deposit, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.1(b)), for payment through the Paying Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the aggregate Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock other than the shares of Company Common Stock to be cancelled pursuant to Section 2.1(b) (the “Exchange Fund”). The Paying Agent shall invest such cash as directed by the Surviving Corporation on a daily basis and in accordance with the Paying Agent Agreement (“Permitted Investments”). Any interest and other income resulting from such investments shall be paid to the Surviving Corporation and any risk of loss in connection with such investments shall be borne by the Surviving Corporation. All costs and expenses related to the Paying Agent, the Paying Agent Agreement and Permitted Investments shall be the responsibility of the Surviving Corporation.

(b) Payment Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of a Certificate (i) a letter of transmittal, which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Paying Agent and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 2.1(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall, subject to Section 2.4, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock; Stock Transfer Books. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented thereby and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights as holders of Company Common Stock with respect to such shares, except as otherwise provided in this Agreement or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for, and the Surviving Corporation shall remain liable for, payment of its claim for Merger Consideration without interest.

(e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount of Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund deposited with the Paying Agent to pay for shares of Company Common Stock that become Dissenting Shares shall be delivered to the Surviving Corporation upon demand; provided, however, that the Surviving Corporation shall remain liable for payment of the Merger Consideration for such shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such shares under Section 262 of the DGCL.

(f) Withholding Rights. Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options, as the case may be, such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Tax law. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, such withheld amounts (i) shall be remitted by the Paying Agent or the Surviving Corporation to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent or the Surviving Corporation, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Company Stock Options and Restricted Stock.

(a) The Company shall take such action as shall be required to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company or any of its Subsidiaries (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time.

(b) Subject to Section 2.3(d) and Schedule 2.3(b), the Company shall use reasonable efforts to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time so that such Company Stock Options no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person.

(c) Each holder of a Company Stock Option, subject to Section 2.3(d), outstanding as of immediately prior to the Effective Time shall receive from the Surviving Corporation, in respect and in consideration of each Company Stock Option cancelled pursuant to 2.3(b), on the first Business Day following the Effective Time, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”).

(d) Notwithstanding anything in this Agreement to the contrary, the Company shall cooperate with the Buyer to allow certain Company Stock Options designated by the Buyer with the agreement of the holders of such Company Stock Options prior to the mailing of the Proxy Statement to remain outstanding after the Effective Time.

(e) Prior to the Effective Time, the Company shall take all necessary action under all stock purchase plans in place at the Company or any of its Subsidiaries relating to Company Common Stock (including, without limitation, the 1999 Employee Stock Purchase Plan) (collectively, “Purchase Plans”) to provide that (i) all participants’ rights under all current offering periods shall terminate on November 30, 2005, and on such date all accumulated payroll deductions allocated to each participant’s account under the Purchase Plans shall thereupon be used to purchase from the Company whole shares of the Company’s Common Stock at a price determined under the terms of the Purchase Plans for the offering period using the stock plan Termination Date as the final purchase date and (ii) as of the close of business on the Business Day immediately prior to the Effective Time, or if more administratively advisable at the option of the Company, the last payroll date immediately prior to the Effective Time, (the “Stock Plan Termination Date”) the Purchase Plans will terminate. At the Effective Time, any Company Common Stock acquired under the Purchase Plans will be treated as provided in Section 2.1. The Company shall take all necessary action so that as of the date hereof no new offering is made under the Purchase Plans.

(f) The Company shall take such action within its control as shall be required to permit the restricted shares of Company Common Stock held by the Chief Executive Officer and the Chief Financial Officer as of the date hereof of the Company to be exchanged (subject to the agreement of the holder thereof) for shares of common stock of the Buyer immediately prior to the Effective Time.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has properly demanded in writing appraisal for such shares of Company Common Stock in accordance with Section 262 (or any successor provision) of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with

Section 2.1, without interest thereon, upon surrender of the Certificates that formerly represented such shares, in accordance with Section 2.2.

(c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any written withdrawal of any such demand and any other written demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its prior written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and dated as of the date of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the Buyer as follows (the Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph of the Company Disclosure Schedule shall qualify (a) the corresponding section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs):

3.1 Organization, Standing and Power.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except (with respect to clause (iii) only) for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to result in a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on (any of the foregoing, an “Effect”), the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or any event that would materially impede the ability of the Company to effect the consummation of the transactions contemplated hereby; provided, however, that none of the following, to the extent occurring after the date hereof, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(i) any Effect resulting from general national or world economic conditions and any acts of war or terrorism, except to the extent that such Effects disproportionately affect the Company and its Subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate;

(ii) any Effect resulting from the announcement of the execution of this Agreement or the pendency of the Merger;

(iii) any Effect resulting from changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof, except to the extent that such Effects disproportionately affect the Company and its Subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate;

(iv) any Effect resulting from any action (or failure to act) outside the ordinary course of business of the Company and its Subsidiaries required to be taken pursuant to this Agreement (other than consummation of the Merger);

(v) a decline in the price of the Company Common Stock on The Nasdaq Stock Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute and shall be taken into account in determining whether there has been a Company Material Adverse Effect);

(vi) any failure by the Company to meet published financial projections, in and of itself (it being understood that the facts and circumstances giving rise to such failure to meet published financial projections may be considered and shall be taken into account in determining whether there has been a Company Material Adverse Effect); and

(vii) any litigation relating to an alleged breach of fiduciary duty in connection with this Agreement or any Effect resulting from such litigation.

(b) The Company has delivered or made available to the Buyer a true and correct copy of the certificate of incorporation and by-laws of the Company, each as amended to date (together, the “Company Charter Documents”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 90,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”). As of November 9, 2005, (i) 41,227,479 shares of Company Common Stock were issued and outstanding (excluding the shares referred to in clause (iv) below), (ii) 6,978,185 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) no shares of Company Common Stock were held by any Company Subsidiaries, (v) 153,244 and 23,624 shares, respectively, of Company Common Stock were held by Merant Trustees Limited for the Merant Employee Benefit Trust 1994 and Merant Employee Benefit Trust 2003 (collectively the “EBT’s”), (vi) 1,428,850 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, and (vii) 9,912,694 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 1  1/2% Convertible Subordinated Notes due 2023 (the “Convertible Notes”). From November 9, 2005 until the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock have been issued, except for shares of Company Common Stock pursuant to the exercise of Company Stock Options or pursuant to the conversion of any of the Convertible Notes.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of November 6, 2005, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule thereof. From November 6, 2005 until the date of this Agreement, no Company Stock Options have been granted.

(c) Except (i) for the Convertible Notes and shares of Common Stock issuable or issued upon conversion of the Convertible Notes, (ii) the Company Stock Options as set forth on Section 3.2(b) of the Company Disclosure Schedule and shares of Common Stock issuable or issued upon conversion of such Company Stock Options, (iii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (iv) the currently outstanding Company Common Stock as set forth in Section 3.2(a), and

(v) shares of Common Stock that are held by the Company or its Subsidiaries; (A) there are no equity securities of any class of the Company, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or Contracts of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests or Voting Debt (as defined below) of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares, other equity interests or Voting Debt, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Contribution Agreement, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, there are no registration rights, and there is no rights agreement, “poison pill,” anti-takeover plan or other similar Contract to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries. For purposes of this Agreement “Contract” shall mean any contract, lease, license, subcontract, binding understanding, binding instrument, indenture, note or other agreement.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter Documents or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries or to make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Subsidiary of the Company.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness (as defined below) of the Company or its Subsidiaries is outstanding or may be incurred or guaranteed in an amount in excess of $100,000, together with the amount outstanding thereunder as of the date of this Agreement other than Indebtedness or guarantees solely among the Company and/or its directly or indirectly wholly-owned Subsidiaries. “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another person. Except for the execution, delivery and performance of this Agreement, no event has occurred which either entitles or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Section 3.2(f) of the Company Disclosure Schedule to accelerate, or which does accelerate, the maturity of any such Indebtedness.

3.3 Subsidiaries.

(a) Section 3.3(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each Subsidiary of the Company and all other entities in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests (other than any Subsidiaries that are inactive or in liquidation and do not have any significant assets or liabilities), and such list sets forth the name of each holder of capital stock of each such Subsidiary and other entity as of the date hereof and, with respect to the ownership of such Subsidiary, the percentage of each class of capital stock of such Subsidiary held by each of its equity holders. For purposes of this Agreement, (i) the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity.

(b) Each Subsidiary of the Company is a corporation, partnership or other entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or entity (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, validly existing or in good standing, to have such power and authority or to be so qualified or in good standing that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights except as would not be, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances, except for restrictions imposed by applicable law.

(c) Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Significant Subsidiary (as defined in Section 1.02(w) of Regulation S-X promulgated under the Exchange Act) of the Company (the “Subsidiary Charter Documents”), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon such Significant Subsidiaries. None of the Significant Subsidiaries is in violation in any material respect of any of the provisions of its Subsidiary Charter Documents.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company and which is not set forth on Section 3.3(a) of the Company Disclosure Schedule, in each case except for investments of up to 10% of the outstanding shares of any class of capital stock of any corporation provided that the aggregate book value of all such minority investments that are not listed on Section 3.3(a) of the Company Disclosure Schedule is less than $500,000.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to perform its obligations and consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (i) the Special Committee at a meeting duly called and held, unanimously (A) determined that the Merger is fair and in the best interests of the Company and its stockholders, (B) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, and (C) directed that this Agreement be submitted to the Company Board for their approval and recommendation that the stockholders of the Company vote in favor of the adoption of this Agreement, and (ii) the Company Board, upon the recommendation of the Special Committee, at a meeting duly called and held, (A) determined that the Merger is fair and in the best interests of the Company and its stockholders, (B) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, and (C) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) except as set forth on Section 3.4(b) of the Company Disclosure Schedule conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of any mortgage, right of first refusal, claim, license, limitation in voting rights, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Contract (except for any Contract with a customer, distributor or reseller that is not a Company Material Contract), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule, award or regulation of or promulgated by any Governmental Entity and applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees, liabilities, losses of material benefit, Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

(c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any federal, state or local, U.S. or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign antitrust or merger control laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business in order to continue such qualification, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and a Schedule 13E-3 of the Company relating to the Merger (the “Schedule 13E-3”), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) the Filing of a Form 15 with the SEC and appropriate documentation to effect the delisting of the Company Common Stock from the Nasdaq Stock Market for trading upon consummation of the Merger and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

(d) The affirmative vote for approval and adoption of the Company Voting Proposal by the holders of a majority in voting power of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, Contracts, debentures, warrants, options, series of capital stock other than the Company Common Stock, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (“Voting Debt”) (or, except for the Company’s Convertible Notes, convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company are required to vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2002. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” Each Company SEC Report (other than preliminary proxy materials and registration statements not yet declared effective) (i) at the time filed, complied, and will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, each as in effect on the date filed, and (ii) did not at the time filed and will not when filed (except to the extent that information contained in any Company SEC Report has been superseded or revised by a subsequent Company SEC Report filed prior to the date hereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in each such Company SEC Report or necessary in order to make the statements in each such Company SEC Report, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Company SEC Reports at the time filed (whether prior to or after the date hereof) (i) complied as to form in all material respects with both the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q (or to the extent filed only on Form 8-K as permitted by Form 8-K) under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that are not material in amount. All of the Subsidiaries of the Company are consolidated for accounting purposes. The consolidated, unaudited balance sheet of the Company as of July 31, 2005 is referred to herein as the “Company Balance Sheet.”

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to (i) any off-balance sheet partnership or any similar Contract or arrangement (including without limitation any Contract or arrangement relating to any transaction or relationship between or among the

Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate on the other hand), including without limitation any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC); or (ii) any hedging, derivatives or similar Contract or arrangement.

(d) Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”) and the rules and regulations of the SEC promulgated thereunder with respect to Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act.

(e) The proxy statement to be sent to the stockholders of the Company in connection with the Company Meeting (the “Proxy Statement”), the Schedule 13E-3 and any other soliciting materials of the Company shall not, on the date first filed with the SEC, in the case of the Schedule 13E-3, or the date first mailed to stockholders of the Company in the case of the Proxy Statement and any other soliciting material, at the time of the Company Meeting or at the Effective Time, contain at such time any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement or the Schedule 13E-3 should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied or to be supplied by or on behalf of Buyer for inclusion in the Proxy Statement, the Schedule 13E-3 or any other soliciting materials of the Company.

(f) (i) The Company has established and maintains a system of internal accounting controls and procedures sufficient to comply with all legal and accounting requirements applicable to the Company, (ii) the Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee any significant deficiencies or weaknesses to the Knowledge of the Company in the design or operation of its internal accounting controls which are reasonably likely to adversely affect the management or other employees who have a significant role in internal controls, and (iii) to the Knowledge of the Company, the Company has not received any complaint, allegation, assertion or claim in writing regarding its internal accounting controls or that the Company has engaged in improper or questionable accounting or auditing practices. The Company has made available to the Buyer a summary of any disclosure made by management to the Company’s auditors and audit committee since January 31, 2004 regarding significant deficiencies, material weaknesses and fraud. For purposes of this Agreement, “Knowledge of the Company” shall mean the actual knowledge of the following individuals: Mark Woodward, Bob Pender, Evan Ellis, Vita Strimaitis, Lesley Bovery, Carl Theobald, Helen Dowling, Mary Helen, Ken Jukes, John Alves and Nathan Tiller.

3.6 No Undisclosed Liabilities. Except as and to the extent set forth on the Company Balance Sheet (including the notes thereto and related management discussion and analysis), neither the Company nor any of its Subsidiaries has any liability or obligation required under GAAP to be set forth on a consolidated balance sheet of the Company or the notes thereto, except for liabilities and obligations (a) incurred in connection with the transactions contemplated hereby, (b) incurred since the date of the Company Balance Sheet in the ordinary course of business and in a manner consistent with past practice or (c) that individually or in the aggregate are not reasonably likely to result in a Company Material Adverse Effect. As of the date hereof, the 1994 EBT and the 2003 EBT have no liabilities and have no assets other than, respectively, 153,244 and 23,624 shares of Company Common Stock.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, through the date hereof, (a) except as disclosed in the SEC Reports filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Reports”), (i) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken as of the date hereof, would require the consent of the Buyer under Section 5.1 of this Agreement, (b) to the Knowledge of the Company neither the Company nor any of its Subsidiaries has suffered any material damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, and (c) there has not been any change, event, circumstance or development that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect.

3.8 Taxes.

(a) The Company and each of its Subsidiaries have timely filed all material Tax Returns that they were required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries have paid on a timely basis all Taxes due and payable whether or not shown on any such Tax Returns or adequate accrual or reserves have been set forth in the Company Balance Sheet for such Taxes. The Taxes not yet due or payable of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes in accordance with GAAP set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All material Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or an adequate accrual or reserve in accordance with GAAP has been set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b) There are no deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid or settled. The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since February 1, 2001. The Company has made available to the Buyer correct and complete copies of all other material Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from February 1, 2001 through January 31, 2004, inclusive. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed in writing by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. No written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth on Section 3.8(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); or (ii) has any liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) Except as set forth on Section 3.8(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(e) Neither the Company nor any of its Subsidiaries (i) is required to make any payments in connection with transactions or events contemplated by this Agreement or (ii) is a party to an agreement that could require it to make any payments, in each case that would not be fully deductible by reason of Section 162(m) of the Code.

(f) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(i) Neither the Company nor any U.S. Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.9 Owned and Leased Real Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property in whole or in part.

(b) Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed (collectively, the “Leases”) by the Company or any of its Subsidiaries (the “Leased Real Property”). Section 3.9(b)(ii) of the Company Disclosure Schedule specifies (i) the address of each Leased Real Property and (ii) the identities of the parties under the Leases. Except as set forth on Section 3.9(b)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Lease is in default or material breach under any of the Leases, except for such defaults or material breaches which, individually or in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Leases.

(c) The Leased Real Property complies with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations, except where noncompliance, individually or in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect.

(d) Each Lease is a valid and binding obligation of, and is legally enforceable against, the respective parties thereto except for failures to be valid, binding and legally enforceable that, individually or in the aggregate would not be reasonably likely to result in a Company Material Adverse Effect.

(e) Except for impairments, defaults or breaches, that, individually or in the aggregate would not be reasonably likely to result in a Company Material Adverse Effect, the covenants, conditions, rights-of-way, easements and similar restrictions affecting all or any portion of the Leased Real Property do not, in each case, materially impair the ability to use any such Leased Real Property in the operation of the businesses of the Company as presently conducted, and no material default or breach exists thereunder by the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or purchase any Leased Real Property or any portions thereof or interests therein.

(g) To the Knowledge of the Company, the buildings and other structures on the Leased Real Property are in operating condition.

3.10 Title to Assets. The Company and its Subsidiaries have good and marketable title to, or valid and enforceable right to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as is now being conducted, except for such defects that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which any Company has a leasehold interest, are free and clear of all Liens, except for such Liens that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

3.11 Intellectual Property.

(a) Except as set forth on Section 3.11(a)(i) of the Company Disclosure Schedule, or would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, the Company and its Subsidiaries exclusively own, license or sublicense from a third party, or otherwise possess legally enforceable rights to use, all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted. For purposes of this Agreement, the term “Intellectual Property” means all intellectual property rights or similar rights existing anywhere in the world, including without limitation, rights associated with all (i) patents, inventions, copyrights, copyrightable works, designs and trade secrets, (ii) trademarks, service marks, trade names, domain names, and other source indicators, (iii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iv) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and applications (both source code and object code), applications and related documentation, and (v) other tangible or intangible proprietary or confidential information and materials.

(b) Section 3.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all applications for registration (filed within the three years prior to the date hereof), and registrations for Intellectual Property owned by the Company or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not result in the breach of, or create on behalf of any third party the right to terminate or modify, or result in the payment of

(or accelerate the payment of) any additional fees under any Intellectual Property Licenses (as defined below) that have not been delivered to the Buyer prior to the date of this Agreement.

(d) For the purposes of this Agreement, the term “Out-Bound License” shall mean any license, sublicense or written agreement, as to which the Company or any of its Subsidiaries is a party, and pursuant to which the Company or any of its Subsidiaries has licensed, or permits third parties to use Intellectual Property owned by the Company or any of its Subsidiaries. The term “In-Bound License” shall mean any license, sublicense or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is granted the right to use any third party Intellectual Property. The Out-Bound Licenses and the In-Bound Licenses being collectively the “Intellectual Property Licenses”. Section 3.11(d)(i) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all Out-Bound Licenses pursuant to which the Company or its Subsidiaries have licensed to any third parties Intellectual Property of the Company or its Subsidiaries other than non-exclusive licenses of the Company’s and its Subsidiaries’ products and services consistent with the ordinary course of its business (the foregoing being the “Material Out-Bound Licenses”). Section 3.11(d)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all In-Bound Licenses that (A) are material to any currently released commercial product of the Company, (B) are material to the business operations of the Company, or (C) the termination of which, individually or in the aggregate, would be reasonably likely to result in a Company Material Adverse Effect (the foregoing being the “Material In-Bound Licenses”). The Material In-Bound Licenses and the Material Out-Bound Licenses being collectively the “Material IP Licenses”. The Company and its Subsidiaries are not, and have not received written notice alleging them to be, (x) in material breach or default of any Material IP Licenses, or (y) in material breach of their obligations under any Out-Bound License pursuant to which the source code of any software owned by the Company or its Subsidiaries has been deposited in escrow on behalf of, or made available to, any third party (each, a “Source Code Agreement”). To the Knowledge of the Company, no circumstances exist that will adversely affect the Company’s ability to perform its obligations under the Intellectual Property Licenses and Source Code Agreements that, individually or in the aggregate, are reasonably likely to result in a Company Material Adverse Effect.

(e) Except as listed on Section 3.11(e) of the Company Disclosure Schedule, no registrations or applications for Intellectual Property which are held by the Company or any of its Subsidiaries have expired or been cancelled or abandoned except in accordance with the expiration of the term of such rights or where the Company has made a reasonable business judgment to permit such registrations or applications to expire, be canceled or become abandoned. To the Knowledge of the Company, no third party is infringing, violating or misappropriating any Intellectual Property of the Company or any of its Subsidiaries, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

(f) Except as listed on Section 3.11(f)(i) of the Company Disclosure Schedule, or as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, and (ii) within the past three years, no claims have been asserted or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, based upon or challenging or seeking to deny or restrict the use by the Company or any of its Subsidiaries of any Intellectual Property. Except as disclosed in Section 3.11(f)(ii) of the Company Disclosure Schedule, no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding decree, order, injunction, judgment or ruling directed to the Company or its Subsidiaries restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property in a manner that, individually or in the aggregate, is reasonably likely to result in a Company Material Adverse Effect.

(g) The Company and its Subsidiaries take necessary and reasonable steps to protect, enforce and preserve their rights in any material and proprietary Intellectual Property (including executing confidentiality, and Intellectual Property assignment or employee’s rights agreements with all current and former officers, employees and contractors) that the Company intends to maintain as proprietary in its reasonable business judgment.

(h) Except as disclosed in Section 3.11(h) of the Company Disclosure Schedule, or would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, no commercial product owned by the Company or its Subsidiaries and distributed by the Company or any of its Subsidiaries, uses, incorporates or has embedded in it any source, object or other software code subject to an open source license or other similar type of license (including without limitation, the GNU General Public License, Library Generally Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative license, MIT, Apache or Public Domain Licenses), (each an “Open Source License”) in such a way such that any proprietary source code of the Company or its Subsidiaries is subject to the terms of such Open Source License as such terms pertain to the requirement to distribute the source code for such product.

(i) Except as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any Source Code Agreement which will require that the source code for any product of the Company or any Subsidiary be released from escrow, or access to such source code otherwise be provided to any third party, as a result of the execution, delivery or effectiveness of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

(j) Except as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect, (i) all currently released products of the Company are free from any defect, bug, malware, virus or programming design or documentation error or corruptant, (ii) the Company and its Subsidiaries take reasonable steps to protect the confidentiality and security of their software, databases, systems, networks and Internet Sites from any unauthorized use, access, interruption or modification by third parties, and (iii) the Company and its Subsidiaries fully comply with all relevant laws and regulations, and with the Company’s own policies with respect to the privacy of all users and customers and any of their personally identifiable information, and no written claims have been asserted or threatened in writing against the Company or any of its Subsidiaries by any person alleging a violation of any of the foregoing.

3.12 Contracts.

(a) For purposes of this Agreement, “Company Material Contract” shall mean the following:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment, consulting or other Contract with (x) any member of the Company Board, (y) any executive officer of the Company or (z) any other employee of the Company earning an annual salary equal to or in excess of $100,000, in the case of any employee in the United States, or $200,000, in the case of any employee outside the United States, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;

(iii) any Contract containing any covenant (A) expressly limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business or any geographic area or to compete with any person in any line of business or any geographic area or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the Company’s products or services, or (C) otherwise expressly prohibiting or limiting the right of the Company and its Subsidiaries to develop, manufacture, market, sell or distribute any products or services;

(iv) any Contract (x) providing for (or imposing any material ongoing indemnification or other obligations of the Company or any of its Subsidiaries in connection with) the disposition or acquisition by the Company or any of its Subsidiaries of (A) any corporation, partnership or other entity or business or (B) any material amount of assets or rights outside the ordinary course of business or

(y) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise, other than Contracts under which the Company and its Subsidiaries have no further liabilities or obligations and no continuing rights;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other Indebtedness, other than accounts receivables and payables in the ordinary course of business or any of the foregoing entered into solely among the Company and/or one or more of its wholly-owned Subsidiaries;

(vi) any settlement agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement agreements for cash only (which has been paid) and does not exceed $100,000 as to such settlement or (C) settlement agreements entered into more than three years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any continuing obligations, liabilities, or rights (excluding releases); and

(vii) any general or limited partnership agreement, limited liability company agreement or joint venture agreement to which the Company or any of its Subsidiaries is a party; and

(viii) any Contract either involving license fee revenues or expenditures totaling more than $500,000 in the fiscal year ended January 31, 2005 or in the six month period ended July 31, 2005.

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof other than any such Contracts under which neither the Company nor any other party has any further obligations or liabilities. True and correct copies of such Company Material Contracts have been made available to the Buyer.

(c) Each Company Material Contract is legal, binding, valid and in full force and effect and is enforceable by the Company and its Subsidiaries in accordance with its respective terms, except for such failures to be legal, binding, valid and in full force and effect that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and are not, and are not alleged to be (with or without notice, the lapse of time or both) in breach or default thereunder, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those failures to perform, breaches, acts, violations and defaults that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

3.13 Litigation. Except as disclosed in the Filed Company SEC Reports, there is no action, suit, proceeding, claim, arbitration, charge or investigation (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened in writing against or involving the Company, any of its Subsidiaries, any Company Plan or any of their assets, properties or rights except for any Actions that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. There are no judgments, orders, settlements or decrees outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to result in a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action or the subject of any investigation commenced by shareholders of the Company or any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there exist no Contracts with any of the directors and officers of the Company that provide for indemnification by the Company or its Subsidiaries.

3.14 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect:

(i) neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws, or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or because of any past or present act or circumstance of the Company or any of its Subsidiaries have liability under, any Environmental Law;

(ii) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination;

(iii) neither the Company nor any of its Subsidiaries is the subject of any orders, decrees or injunctions of, or issued by, any Governmental Entity or has entered into any indemnity agreement with any third party addressing liability under any Environmental Law;

(iv) the Company and its Subsidiaries are, and at all prior times were, in compliance with all applicable Environmental Laws;

(v) Hazardous Substances have not been generated, installed, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by any of the Company and its Subsidiaries in violation of, or in a manner or to a location that could give rise to liability to any of the Company and its Subsidiaries under or relating to, any Environmental Laws or environmental permits; and

(vi) none of the Company and its Subsidiaries has assumed, contractually or by operation of law, any liabilities or obligations of any other person or entity under or relating to any Environmental Laws.

(b) For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, rule, judgment, order, decree or permit requirement of, or issued by, any Governmental Entity relating to: (i) the protection, investigation or restoration of the environment, or natural resources or the exposure of an individual to any Hazardous Substances, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” “solid waste” or any other term of similar import pursuant to any statute, law, rule or regulation of a Governmental Entity; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, toxic mold, radioactive materials or radon.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of the Company or its Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”

(b) With respect to each Company Plan, the Company has provided to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or any of its Subsidiaries to the Company Employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) (i) Each Company Plan has been established and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred to the Knowledge of the Company, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and to the Knowledge of the Company no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan; (v) there is no present intention that any Company Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Company Plan; (vi) no Company Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002); and (vii) neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

(d) Neither the Company nor any member of its Controlled Group, has now or at any time within the past six years contributed to, sponsored, maintained or had any liability or obligation in respect of (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (iii) a multiple employer plan for which the Company or any member of its Controlled Group would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(e) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no facts or circumstances exist to the Knowledge of the Company that could give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation (the “PBGC”) or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine request for information from the PBGC).

(f) Except as set forth in set forth in Section 3.15(f) of the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), (i) could result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) could accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (iii) could limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, (iv) could cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) could result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code.

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, no Company Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Plan set forth in Section 3.15(g) of the Company Disclosure Schedule, “Foreign Benefit Plans”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in material compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 3.15(g) of the Company Disclosure Schedule.

3.16 Compliance With Laws. Except as set forth on Section 3.16 of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries has conducted its business and is in compliance with all applicable statutes, laws, rules, orders and regulations promulgated by Governmental Entities, (ii) no notice, action or assertion has been received by the Company or any of its Subsidiaries or, to the Knowledge of the Company, has been filed, commenced or threatened in writing against the Company or any of its Subsidiaries alleging any violation of any applicable statutes, laws, settlements (including those with government authorities or agencies), rules, orders and regulations, except for actual or alleged failures to comply or violations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

3.17 Permits. The Company and each of its Subsidiaries have all permits, licenses, franchises, certificates, approvals and authorizations, from Governmental Entities required to conduct their businesses, except for such permits, licenses, franchises, certificates, approvals and authorizations, the absence of which, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

3.18 Labor Matters. Section 3.18 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $100,000 per year, along with the position and the annual rate of base compensation of each such person. Neither the Company nor any of its Subsidiaries is the subject of any charge or proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice, nor, to the Knowledge of the Company, is any charge threatened, except for any of the foregoing that, individually or in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened, labor strikes, walkouts, work stoppages, slow-downs, or lockouts involving the Company or any of its Subsidiaries, nor has there been any such controversies within the past three years. Except as set forth on Section 3.18 of the Company Disclosure Schedule or statutory works councils, neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, are there any activities by any labor unions to organize such employees except for any activities after the date of this Agreement that, individually or in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect.

3.19 Insurance. Copies of all material insurance policies maintained by the Company and its Subsidiaries as of the date hereof have been made available to the Buyer. Except as set forth in Section 3.19 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect: (i) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, and (ii) neither the

Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any policy.

3.20 Opinion of Financial Advisor. The financial advisor of the Special Committee, Morgan Stanley & Co. Incorporated, has delivered to the Special Committee and the Company Board an opinion to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, other than the Rollover Investor. An executed copy of this opinion has been delivered by the Company to the Buyer for informational purposes only.

3.21 Section 203 of the DGCL. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the Contribution Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Contribution Agreement. There are no anti-takeover laws of any other state, federal or foreign jurisdiction that would apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

3.22 Brokers; Fees. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated, whose fees and expenses shall be paid by the Company. Set forth on Section 3.22 of the Company Disclosure Schedule is the Company’s reasonable estimate, as of the date hereof, of all fees and expenses incurred or payable, or to be incurred or payable, by the Company or any of its Subsidiaries in connection with this Agreement and the consummation of the transactions contemplated hereby (including without limitation all financial advisory, legal and accounting fees and expenses). A true and correct copy of the engagement letter with Morgan Stanley & Co. Incorporated in connection with this transaction has been delivered to the Buyer.

3.23 Transactions with Affiliates. Except as set forth in Section 3.23 of the Company Disclosure Schedule or disclosed in the Filed Company SEC Reports, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate or family member of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees of the Company generally.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth herein or in the disclosure schedule delivered by the Buyer to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”), the Buyer represents and warrants to the Company as follows (the Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV and the disclosure in any section or paragraph of the Buyer Disclosure Schedule shall qualify (a) the corresponding section or paragraph in this Article IV and (b) the other sections and paragraphs in this Article IV to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs):

4.1 Organization, Standing and Power. The Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (c) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for (with respect to clause (c) only) such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to result in a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material effect on the ability of the Buyer to timely consummate the transactions contemplated by, or perform its obligation under, this Agreement. Buyer has furnished the Company with a complete and correct copy of its certificate of incorporation and by-laws. Such certificate of incorporation and by-laws are in full force and effect and Buyer is not, nor has it been, in violation of any of the provisions thereof.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) The Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer have been duly authorized by all necessary corporate action on the part of the Buyer (other than the adoption of this Agreement by the stockholder of the Buyer which will occur immediately after the execution and delivery hereof). This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

(b) The execution, delivery and performance of this Agreement by the Buyer does not, and the consummation by the Buyer of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty or increased liabilities, fees or the loss of a benefit under or result in the imposition of any Lien on the Buyer’s assets under, any of the terms, conditions or provisions of any Contract to which the Buyer is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule, award or regulation promulgated by any Governmental Entity applicable to the Buyer or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees, liabilities, losses of material benefit or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to result in a Buyer Material Adverse Effect.

(c) No consent, approval, action, license, permit, order, certification, consent, approval, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and applicable foreign antitrust or trade regulation laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company or the Buyer is qualified as a foreign corporation to transact business in order to continue such qualification and (iii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to result in a Buyer Material Adverse Effect.

4.3 Information Provided. The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting, the Schedule 13E-3 or any other soliciting materials of the Company shall not on the date the Proxy Statement is first mailed to stockholders of the Company in the case of the Proxy Statement and on the date such Schedule 13E-3 or other soliciting materials of the Company are filed in the case of the Schedule 13E-3 or any other soliciting materials of the Company, at the time of the Company Meeting or at the Effective Time, contain at such time any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event. Notwithstanding the foregoing, the Buyer makes no representation or warranty with respect to any information supplied or to be supplied by the Company for inclusion in the Proxy Statement, the Schedule 13E-3 or any other soliciting materials of the Company.

4.4 Operations of the Buyer. The Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. The Buyer has no Subsidiaries.

4.5 Litigation. There is no Action pending or, to the knowledge of the Buyer or SLP, threatened against or involving the Buyer or any of their assets, properties or rights that, individually or in the aggregate, has had or is reasonably likely to have a Buyer Material Adverse Effect. The Buyer is not subject to any order, judgment, consent decree, settlement agreement or other Contract that would reasonably be expected to result in a Buyer Material Adverse Effect.

4.6 Financing.

(a) The Buyer has delivered to the Company complete and correct copies of (i) a fully executed commitment letter (the “Debt Commitment Letter”), from Lehman Commercial Paper Inc., Lehman Brothers Inc., Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Loan Finance LLC and UBS Securities LLC (together, the “Senior Lenders”), pursuant to which certain of such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide credit facilities in the amount of $675 million in connection with the transactions contemplated by this Agreement and (ii) the Contribution Agreement executed by Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.L.C. (collectively, “SLP”), pursuant to which the Silver Lake Investors (as such term is defined in the Contribution Agreement) have committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of up to $349 million (plus up to an additional $20 million as under the circumstances described therein) in connection with the transactions contemplated by this Agreement and the Co-Investor (as such term is defined in the Contribution Agreement) have committed to contribute to Buyer an aggregate of 7,518,483 shares of Company Common Stock. The Debt Commitment Letter and the Contribution Agreement are hereinafter referred to collectively as the “Commitment Letters.”

(b) As of the date hereof, the Commitment Letters are in the form delivered to the Company, are in full force and effect and are legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto. All commitment fees required to be paid thereunder have been and will be duly paid in full when due. As of the date of this Agreement, the Commitment Letters have not been amended or terminated. As of the date of this Agreement, there is no existing default or breach on the part of Buyer, the Silver Lake Investors or, to the Buyer’s knowledge, the Co-Investor or any event which, with or without notice, lapse of time or both would constitute a default or breach on the part of Buyer or the Silver Lake Investors or, to the Buyer’s knowledge, the Co-Investor under any of the Commitment Letters. As of the date hereof, Buyer does not believe that it will be unable to satisfy in a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letters. Assuming that the representations and warranties of the Company in this Agreement are true and correct and based on the financial projections provided by the Company to Buyer, the aggregate proceeds contemplated by the Commitment Letters, if and when funded immediately prior to the Effective Time in accordance with the Commitment Letters, together with the available unrestricted cash of the Company (assuming the liquidation of all investments for their stated value), will be sufficient for Buyer and the Surviving Corporation to pay the aggregate Merger Consideration, the aggregate consideration to be paid to holders of Company Stock Options pursuant to

Section 2.3 hereof, any repayment or conversions of the Convertible Notes and the fees and expenses incurred in connection with the transactions contemplated hereby (collectively, the “Cash Merger Payments”). Buyer will not consummate the Merger unless immediately prior to the Effective Time Buyer shall have received sufficient cash financing to enable the Surviving Corporation to pay the Cash Merger Payments. The obligation of the financing sources to fund the commitments under the Commitment Letters is not subject to any conditions other than as set forth in the Commitment Letters and, in the case of the Debt Commitment Letter, there are no conditions to the obligation of the Senior Lenders to fund the commitments thereunder set forth in the Fee Letter (as such term is defined in the Debt Commitment Letter).

4.7 Contribution Agreement. As of the date hereof, the Buyer has delivered to the Company a true and correct copy of the Contribution Agreement as in effect on the date hereof. As of the date hereof, Buyer and SLP have no Contracts or material understandings with any Person concerning the contributions to be made to Buyer pursuant to the Contribution Agreement or the ownership of Buyer. The Contribution Agreement shall not be amended or modified in any material respect or in any respect that is adverse to the Company without the prior written consent of the Special Committee.

4.8 Brokers. Except as provided in Section 8.3, if this Agreement is terminated prior to the Effective Time, the Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

4.9 Solvency; Surviving Corporation After the Merger. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming the satisfaction of all of the conditions to Buyer’s obligations to consummate the Merger and based on the financial projections provided by the Company to Buyer, as of the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation will be Solvent. For the purposes of this Section 4.9, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly contemplated by this Agreement, or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it and maintain in full force and effect until the Effective Time substantially the same levels of coverage of insurance with respect to the assets, operations and activities of the Company and its Subsidiaries as are in effect as of the date of this Agreement. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, or, as expressly contemplated by this Agreement, during the Pre-Closing Period the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of any of the capital stock of the Company or any of its Subsidiaries (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) adjust, split, combine or reclassify any of the capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or any other securities of the Company or any of its Subsidiaries; or (iii) purchase, redeem or otherwise acquire any shares of capital stock or any other of securities of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares or other securities except repurchases of unvested shares at cost pursuant to the terms of an employment or consulting agreement in effect on the date hereof;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of capital stock of the Company or any of its Subsidiaries, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or upon conversion of the Convertible Notes in accordance with the terms of the Notes Indenture);

(c) amend or cause, adopt or propose any amendments to the Company Charter Documents or the Subsidiary Charter Documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets (other than (A) with respect to capital expenditures, those capital expenditures effected prior to the date hereof or set forth in the fiscal 2006 and 2007 budgets previously provided to the Buyer and up to $1,000,000 of unbudgeted capital expenditures in the aggregate and (B) the acquisition of other assets in the ordinary course of business;

(e) sell, lease, license, assign, pledge, subject to a material Lien or otherwise dispose of or encumber any material properties or assets or rights of the Company or of any of its Subsidiaries (other than (i) sales of assets in the ordinary course of business consistent with past practice having a value not in excess of $2,000,000 in the aggregate, (ii) licenses and dispositions of Intellectual Property in accordance with Section 5.1(f), (iii) sales of equipment and other tangible assets no longer used or useful in the Company’s business, or (iv) leases or subleases in the ordinary course of business that do not constitute Company Material Contracts);

(f) sell, lease, license, assign, pledge, subject to a material Lien or otherwise dispose of any of the Intellectual Property of the Company or any of its Subsidiaries, except (x) pursuant to existing Contracts as in effect on the date hereof set forth in Section 3.11(d)(i) of the Company Disclosure Schedule, and (y) non-exclusive licenses of the Company’s products extended in the ordinary course of business and consistent with past practice;

(g) adopt, publicly propose or implement any stockholder rights plan;

(h) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or amend any such existing indebtedness other than indebtedness solely among the Company and its Subsidiaries incurred in the ordinary course of business in connection with the Company’s cash management activities, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in interest or exchange rates;

(i) make any changes in accounting methods, procedures, principles or practices, except insofar as may be required by GAAP, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j) (i) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, (ii) increase the compensation or fringe benefits of any Company Employee (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice or the payment of accrued or earned but unpaid bonuses), (iii) grant any severance or termination pay to any Company Employee except for any payments to terminated employees required under Contracts or Company Plans in effect on the date hereof; (iv) loan or advance any money or other property to any Company Employee other than advancements of business expenses in the ordinary course in accordance with the Company’s policies, (v) grant any equity or equity based awards, including the grant of stock options, stock appreciation rights, restricted stock or restricted stock units; (vi) undertake any action, expressed or implied, (other than those listed in Section 2.3 or Section 6.11) that confers upon any Company Employee any enforceable rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) under or by reason of this Agreement; (vii) take any action other than in the ordinary course of business to fund or in any way secure the payment of compensation or benefits under any Company Plan; or (viii) allow for the commencement of any new offering periods under any employee stock purchase plans;

(k) make or change any material Tax election, settle or compromise any material Tax liability, amend any material Tax Return, change any method of Tax accounting, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material Tax refund or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(l) compromise or settle any litigation (whether civil, criminal, administrative, in law or at equity) or arbitration proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement) involving either (x) cash payments of more than $175,000 or any injunction or other equitable remedy or (y) any matter relating to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby;

(m) enter into any joint venture, general or limited partnership agreement, limited liability company agreement or other similar agreement;

(n) (i) enter into any Contract that if existing on the date hereof would be a “Company Material Contract” pursuant to Section 3.12(a)(ii), (iii), (iv) or (v); (ii) enter into or amend any Contract outside the ordinary course of business that if existing on the date hereof would be a “Company Material Contract” pursuant to Section 3.12(a)(viii); (iii) terminate, amend, supplement or modify in any material respect any Company Material Contract referenced in clause (i) of this Section 5.1(n) or which is required to be disclosed pursuant to Section 3.12(a)(ii), (iii), (iv), (v) or (vii); (iv) waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any material rights or claims under any Contract referred to in clause (i) or (iii) or, except in the ordinary course of business, clause (ii); or (v) except as provided in Section 6.1, enter into any Contract that to the Knowledge of the Company would materially delay or prevent consummation of the transactions contemplated by this Agreement;

(o) make any loan, advance or capital contribution to or investment in any person, other than loans, advances or capital contributions to or investments in a Subsidiary of the Company in the ordinary course of business and in compliance with Section 5.1(f);

(p) cancel any material debts or waive any material claims or rights of substantial value, except for cancellations made or waivers granted with respect to claims other than Indebtedness in the ordinary course of business consistent with past practice which, in the aggregate, are not material;

(q) (i) fail to manage and retain the Company’s and its Subsidiaries’ cash and cash equivalents and investments in consultation with Buyer in a manner consistent with past practice and in their current jurisdictions (provided that such cash and cash equivalents and investments shall be managed (x) with the objective of maximizing the amount of such cash and cash equivalents available to pay in part the Merger Consideration and (y) to avoid the incurrence of any losses, expenses, penalties, costs or other liabilities (including, without limitation, any LIBOR-related “breakage costs”) in connection with the funding of the Merger Consideration) or (ii) fail to manage accounts payable or accounts receivable in a manner consistent with past practice;

(r) except as permitted under Section 6.1, (i) take (or permit any of its Subsidiaries to take) any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, Contract or debt or equity financing, that the Company has reason to believe would impair, delay or prevent the Buyer’s obtaining of financing contemplated by any Commitment Letter; or (ii) engage in any restructuring of the Company and its Subsidiaries’ corporate and ownership structure, including any liquidation or transfer of any Subsidiary;

(s) amend, extend, renew or enter into new insurance policies except on such terms and for such amounts as is consistent with past practice; or

(t) (i) enter into or amend (A) any exclusive license granted by the Company or any Subsidiary or (B) any Contract that, if existing on the date hereof, would be a Source Code Agreement entered into other than in the ordinary course of business or (ii) terminate, amend, supplement, or modify in any material respect any Material Out-Bound License Agreement other than in the ordinary course of business (it being understood that the creation of any exclusive license will be deemed outside the ordinary course of business).

5.2 Confidentiality. The parties acknowledge that an Affiliate of the Buyer and the Company have previously executed a non-disclosure agreement, dated as of June 24, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein; provided, that, notwithstanding anything to the contrary in the Confidentiality Agreement, Buyer shall, be permitted to discuss and share Confidential Evaluation Material (as defined in the Confidentiality Agreement) as may be reasonably necessary and consistent with customary practice with any potential financing source or other person or entity that will take equity, general or limited partner or member, voting, profit sharing or other form of co-investment interest in the transaction so long as such person agrees to be bound by the terms of the Confidentiality Agreement; provided, further, that notwithstanding the foregoing, Buyer shall not disclose Confidential Evaluation Material to any person or entity that competes with the business of the Company or its Subsidiaries.

5.3 Financing Commitments.

(a) The Buyer and the Company will use commercially reasonable efforts to fully satisfy, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters. The Buyer will use commercially reasonable efforts to (i) enter into definitive agreements with respect to the financings contemplated by the Debt Commitment Letter on the terms and conditions set forth in the Commitment Letters as soon as commercially reasonable but in any event at or prior to the Closing and (ii) to satisfy on a timely basis all the terms, conditions, representations and warranties set forth in such definitive agreements. The Buyer will furnish correct and complete copies of such definitive agreements to the Company promptly upon their execution.

(b) At the Company’s request, the Buyer shall keep the Company informed in reasonable detail with respect to all material activity concerning the status of the financings contemplated by the Commitment

Letters. Without limiting the foregoing, the Buyer agrees to notify the Company as promptly as practicable, and in any event within 24 hours, and to use its commercially reasonable efforts to obtain alternate financing for the transactions contemplated by this Agreement, provided that the terms and conditions of such alternate financing are not less favorable to Buyer than those contemplated by the applicable Commitment Letter (including, with respect to the Debt Commitment Letter, having interest rates, fees, repayment obligations and other financial terms that are no less favorable to the Buyer than those set forth in the Debt Commitment Letter), if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Commitment Letter notifies the Buyer that such source no longer intends to provide financing to the Buyer on the material terms set forth therein. The Buyer shall not amend, alter or waive, or agree to amend, alter or waive, any Commitment Letter in any material respect without first consulting with the Company, and, in any event, will not do so in any manner that would materially impair or delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

(c) The Company agrees to provide the Buyer with such cooperation (provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries) in connection with the arrangement of the financings contemplated by the Debt Commitment Letter as may be reasonably requested by the Buyer, including, to the extent reasonable: (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) preparation of business projections, financial statements (including pro forma financial statements), offering memoranda, private placement memoranda, prospectuses and similar documents and (iii) execution and delivery of any underwriting or placement agreements, pledge and security documents, other financing documents, including any indemnity agreements, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the financing to be used in connection with the transactions contemplated by this Agreement, legal opinions, surveys and title insurance as may be reasonably requested by the Buyer. The Company shall use all reasonable efforts to cause an independent auditor of the Company to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements as may be required to complete the transactions contemplated hereby. Unless the Company otherwise agrees in a writing, any agreement, certificate or document executed by or on behalf of the Company or any of its Subsidiaries or any of their respective officers or representatives pursuant to the foregoing shall in the event the financings contemplated by the Commitment Letters have not occurred within five business days of the execution thereof terminate and be of no force and effect as to such party ab initio. Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Commitment Letters or the arrangements therefor prior to the Effective Time.

5.4 Convertible Notes. The Company agrees to enter into a supplemental indenture pursuant to Sections 4.11 and 11.1(a) of the indenture governing the Convertible Notes (the “Notes Indenture”) in accordance with the terms of the Notes Indenture at or prior to the Effective Time; provided, however, the Company shall provide the Buyer a reasonable amount of time to comment on such supplemental indenture prior to its execution. The Company further agrees to cause the notices required by Section 4.1(d) (the merger notice) and Section 3.8 (the change in control purchase notice) of the Notes Indenture in connection with the transactions contemplated by this Agreement to be sent in accordance with the terms of the Notes Indenture.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. During the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, nor shall the Company or its Subsidiaries authorize or knowingly permit any of their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to, directly or indirectly (and the Company and its Subsidiaries will take reasonable steps to instruct their respective Representatives to not):

(i) solicit, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s shareholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal.

Notwithstanding the foregoing or anything else herein to the contrary, the Company and its Representatives may, prior to the Company Meeting only, to the extent failure to do so is reasonably likely to be a violation of the fiduciary obligations of the Special Committee or the Company Board under applicable law, as determined in good faith by the Special Committee or the Company Board after consultation with outside counsel, in response to a bona fide written Acquisition Proposal received by the Special Committee or the Company Board after the date of this Agreement that the Special Committee or the Company Board determines in good faith after consultation with outside counsel and its financial advisor is or is reasonably likely to result in a Superior Proposal, in each case so long as such Acquisition Proposal did not result from a breach by the Company of this Section 6.1 and the Company has complied in all material respects with this Section 6.1 (including Section 6.1(c)) (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party with regard to confidential information than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any Acquisition Proposal; provided, however, that if any such confidentiality agreement is less restrictive with regard to matters other than confidential information than the Confidentiality Agreement or such confidentiality agreement is amended, or a waiver or release is granted thereunder, to make such confidentiality agreement less restrictive with respect to matters other than confidential information than the Confidentiality Agreement, the Company may only so amend or so grant a waiver or release to the extent that the Company has also similarly amended or granted a similar release or waiver under the Confidentiality Agreement and/or any standstill or similar agreement, as applicable, affecting the Buyer and its Affiliates.

(b) No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, neither the Special Committee nor the Company Board nor any committee thereof shall:

(i) withhold, withdraw or modify in a manner adverse to the Buyer, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the approval or recommendation by the Special Committee or the Company Board or any committee thereof with respect to the Merger or the Company Voting Proposal;

(ii) authorize, cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal or authorize, approve or publicly recommend or publicly propose to approve or recommend any Acquisition Proposal (or resolve or authorize to do any of the foregoing actions), except for a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a); or

(iii) approve, recommend or take any position other than to recommend rejection (including withdrawing, or modifying in a manner adverse to Buyer, any recommendation of rejection) of, any Acquisition Proposal.

Notwithstanding the foregoing or anything else herein to the contrary, the Company, the Special Committee and/or the Company Board may, prior to the Company Meeting only, to the extent failure to do is reasonably likely to be a violation of the fiduciary obligations of the Special Committee or the Company Board under applicable law, as determined in good faith by the Special Committee or the Company Board after consultation with outside counsel, in response to a Superior Proposal received by the Special Committee or the Company Board after the date of this Agreement, (A) withhold, withdraw or modify in a manner adverse to the Buyer the Company Recommendation (as defined below) and, in the case of a Superior Offer that is a tender or exchange offer, recommend that the Company’s stockholders accept the tender or exchange offer (a “Change in the Company Recommendation”) and/or (B) terminate this Agreement in accordance with Article VIII and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, but, in each case only if:

(w)	such Acquisition Proposal did not result from a breach by the Company of this Section 6.1;

(x)	the Company has complied in all material respects with this Section 6.1, including Section 6.1(c); and

(y)	the Special Committee or the Company Board shall have provided written notice to the Buyer that it is prepared to effect a Change in the Company Recommendation in response to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and shall be delivered to the Buyer at least two Business Days prior to such Change in the Company Recommendation or entry into an Alternative Acquisition Agreement, as applicable; and

(z)	in the event of any termination of this Agreement pursuant to the immediately preceding clause (B) of this paragraph, the Company pays the Termination Fee under Section 8.3 concurrently with and as a condition of such termination.

(c) Notices to the Buyer. The Company shall as promptly as reasonably practicable (but in any event within 24 hours) provide written (it being understood that electronic mail messages shall be deemed satisfactory for this purpose) and, to the extent practicable, oral notice to the Buyer of receipt by the Company of any Acquisition Proposal, any inquiry with respect to or any request for nonpublic information in connection with, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the person making any such Acquisition Proposal, inquiry or request and shall keep the Buyer informed in all material respects on a current basis of the status thereof and of any communications, modifications or developments with respect to such Acquisition Proposal, inquiry or request, including, without limitation, copies of all written Acquisition Proposals, inquiries or requests and material written information exchanged with any third party (other than any Representative of the Company or its Subsidiaries) relating thereto, including draft agreements, term sheets and other material written communications or materials. The Company agrees that it and its Subsidiaries will not enter into a confidentiality agreement with any person subsequent to the date of this Agreement that prohibits the Company from providing such information to the Buyer.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from complying in good faith with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; provided, however, that neither the Company nor the Special Committee nor Company Board nor any committee thereof shall (i) recommend that the stockholders of the Company tender or exchange their shares of Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withhold, withdraw or modify the Company Board’s recommendation with respect to the Merger or the Company Voting Proposal, unless in each case the applicable requirements of this Section 6.1 shall have been satisfied.

(e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed.

(f) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer (i) relating to a merger, reorganization, consolidation, extra-ordinary dividend or distribution to stockholders of the Company, tender offer, exchange offer, liquidation, dissolution, or other business combination involving the Company or any of its Significant Subsidiaries, (ii) for the issuance by the Company of 10% or more of its equity securities or (iii) to acquire (including any acquisition of the capital stock of the Company by the Company of its Subsidiaries) in any manner, directly or indirectly, 10% or more of the outstanding capital stock or assets of the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited bona fide written proposal made by a third party to acquire, directly or indirectly, a majority of the outstanding Company Common Stock or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a sale of its assets, or other business combination or transaction (i) which the Special Committee or the Company Board determines in good faith (after consultation with its legal and financial advisors) to be (A) more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement and (B) reasonably capable of being completed on the terms proposed, in each case taking into account all financial, regulatory, legal and other aspects of such proposal, and (ii) which either has no financing condition is accompanied by commitment letters which the Special Committee or the Company Board determines in good faith (after consultation with its legal and financial advisors) make it reasonably likely such Acquisition Proposal will be consummated on the terms proposed.

6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement (and using all reasonable efforts to file on or prior to November 30, 2005), the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement and the Schedule 13E-3. Subject to Section 6.1(b), the Company, acting through the Company Board, shall include in the Proxy Statement and the Schedule 13E-3 the recommendation of the Special Committee and the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement (the “Company Recommendation”). The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or the Schedule 13E-3 and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or Schedule 13E-3. The Company shall use all reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement, the Schedule 13E-3, any amendment thereto, any other soliciting material or any response to comments by the SEC with respect thereto the Company shall provide the Buyer a reasonable amount of time to review and comment on such document or response and shall include in such document comments reasonably proposed by the Buyer.

6.3 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel, potential funding sources, placement agents, financing representatives and other Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) (a) furnish promptly to the Buyer, its accountants, counsel, potential funding sources, placement agents and other Representatives all other information concerning its business, finances, operations, properties, assets and personnel as the Buyer may reasonably request and (b) will instruct the Company’s employees and Representatives to cooperate in accordance with the foregoing with the Buyer in its investigation of the business of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company may restrict the foregoing access to the extent that (i) in the reasonable judgment of the Company, any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable judgment of the Company, disclosure of any such information or document would result in the loss of the Company’s attorney-client privilege or (iii) in the reasonable judgment of the Company, such disclosure would result in a material breach of a Contract to which the Company or any of its Subsidiaries is a party on the date of this Agreement. The Buyer and its officers, employees, accountants, counsel, potential funding sources, placement agents, financing representatives and other Representatives shall hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.4 Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, the Company Charter Documents and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. The Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, provided that no adjournment may be to a date on or after three Business Days prior to the Outside Date.

6.5 Legal Requirements.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.5(b), the Company and the Buyer shall, and the Company shall cause its Subsidiaries to, each use their commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in connection therewith, the Company and its Subsidiaries shall not be required to make or agree to make, and without the prior written consent of the Buyer, none of the Company or its Subsidiaries will make or agree to make, any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(iii) as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings. The Company and the Buyer shall each use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Schedule 13E-3) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.5(a) shall modify or affect their respective rights and responsibilities under Section 6.5(b).

(b) The Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

(c) Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to take any action under this Section 6.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

6.6 Public Disclosure. Except as contemplated by Section 6.1, the Buyer and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on any press release with respect to this Agreement and the transactions contemplated hereby, including the Merger, and will not issue any such press release prior to such consultation and (to the extent practicable) agreement, except as may be required by law or the rules and regulations of the NASDAQ Stock Market or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.7 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable law after the Effective Time.

(c) The Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the Effective Time under the Company’s directors’ and officers’ liability insurance policy; provided, however, that if such “tail” or other policies are not available at a cost not greater than 200% of the annual premiums paid as of the date hereof under such policy (the “Insurance Cap”) (which premium the Company hereby represents and warrants is as set forth on Section 6.7(c) of the Company Disclosure Schedule), then the Surviving Corporation shall cause to be obtained as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.

(d) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiaries any of their officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

(f) This Section 6.7 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each case, proper provision shall be made so that the successor and assign of the Surviving Corporation shall honor the obligations set forth with respect to the Surviving Corporation in this Section 6.7.

6.8 Exemption from Liability Under Section 16. Prior to the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) under such rule and result from the transactions contemplated by Articles I and II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.9 Notification of Certain Matters.

(a) The Company shall give prompt notice to the Buyer of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied.

(b) The Buyer shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied.

6.10 Resignations; EBT’s. The Company shall use its commercially reasonable efforts to obtain and deliver to the Buyer at the Closing evidence reasonably satisfactory to the Buyer of the resignation, effective as of the Effective Time, of all directors of the Company and its Subsidiaries (except those designated by the Buyer to the Company in writing at least 10 Business Days prior to the Closing). The Company shall cooperate with the Buyer in seeking to implement such arrangements with respect to the EBT’s as shall be reasonably requested by Buyer.

6.11 Employee Benefits Matters.

(a) The Buyer hereby agrees that, for a period of one year after the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, (i) provide employees of the Company as of the Effective Time (each, an “Employee”), with salary, employee benefits and incentive compensation opportunities (other than equity-based compensation) that are comparable in the aggregate to those provided to such Employees immediately prior to the Effective Time. From and after the Effective Time, the Buyer shall cause the Surviving Corporation and its subsidiaries to comply with the terms of (including, without limitation, terms which provide for amendment or termination) all Contracts of the Company (other than the Company Stock Options cancelled pursuant to Section 2.3(a)) as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company. Nothing herein shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Buyer or the Surviving Corporation to terminate any Employee or amend or terminate any Company Plan.

(b) Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, and benefit accrual, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by the Buyer, the Surviving Corporation or any of their respective subsidiaries under which Employees may be eligible to participate on or after the Effective Time to the same extent recognized by the Company under comparable Company Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit Employees for service accrued or deemed accrued on or prior to the Effective Time with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by the Buyer or the Surviving Corporation (“Buyer Welfare Benefit Plans”) in which an active Employee may become eligible to participate in the one-year period following the Effective Time, the Buyer shall (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each active Employee under any Buyer Welfare Benefit Plan to the same extent waived under a comparable Company Plan and (ii) use commercially reasonable efforts to cause any eligible expenses incurred by any Employee and his or her covered dependents under comparable Company Plans during the plan year in which such individuals move to a comparable Buyer Welfare Benefit Plan to be taken into account under the Buyer Welfare Benefit Plans for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her dependents as if such amounts had been paid in accordance with the Buyer Welfare Benefit Plans.

(d) No Third Party Beneficiaries. The Buyer and the Company acknowledge and agree that all provisions contained in this Article VI with respect to Employees are included for the sole benefit of the Buyer and the Company and shall not create any right (i) in any other person, including, without limitation, any Employees, any participant in any Company Plans or any beneficiary thereof or (ii) to continued employment with Buyer or the Surviving Corporation or shall interfere with the right of Buyer or the Surviving Corporation to amend, modify or terminate any Buyer Welfare Benefit Plan or Company Plan (subject in each case to the provisions of Section 6.11(a), (b) and (c) above) or to terminate the employment of any Employee for any reason.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) HSR Act and Applicable Foreign Antitrust Laws. All waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign Antitrust Laws shall have expired or otherwise been terminated.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained.

7.2 Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of such date), in each case, except (other than the representations and warranties of the Company set forth in Section 3.2(a), the first two sentences of Section 3.2(c) (to the extent and only to the extent they relate to the capitalization or securities (including for this purpose phantom stock, stock appreciation rights and similar obligations) of the Company or any right to acquire securities of the Company) and Section 3.21, which shall be true and correct in all material respects) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Company Material Adverse Effect and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity of competent jurisdiction seeks to, (A) make the Merger illegal or otherwise restrain in any material respect or prohibit consummation of the Merger or the other material transactions contemplated by this Agreement that are necessary to consummate the Merger on the terms hereof, (B) prohibit or limit in any material respect (x) the Buyer’s ability to vote, control, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or any of its Subsidiaries or (y) the Buyer’s ability to effectively control or otherwise exercise ownership rights with respect to the business or operations of the Company or its Subsidiaries, (C) cause the transactions contemplated by this Agreement to be rescinded following consummation or (D) compel the Company, the Buyer or any of their respective subsidiaries to dispose of or hold any significant portion of the business or assets of the Company, the Buyer or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.

(d) No Material Adverse Effect. Since the date hereof, there shall not have occurred any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect.

(e) Financing. The Buyer shall have received gross proceeds from any combination of the debt financing arrangements (including debt securities offerings) contemplated by the Debt Commitment Letter on terms and conditions as set forth in the Debt Commitment Letter or upon terms and conditions which are, in the reasonable judgment of the Buyer, at least as favorable to the Buyer as the terms and conditions set forth in the Debt Commitment Letter aggregating (i) in the event the Closing occurs on or prior to March 31, 2006, $600 million minus the aggregate principal amount of any Convertible Notes that remain outstanding at Closing to the extent that such outstanding Convertible Notes reduce the available funding under the financings contemplated by the Debt Commitment Letter, and (ii) in the event the Closing occurs thereafter, the sum of (x) $580 million minus (y) the aggregate principal amount of any Convertible Notes that remain outstanding at Closing to the extent that such outstanding Convertible Notes reduce the available funding under the financing contemplated by the Debt Commitment Letter minus (z) the lesser of (A) $10 million and (B) the amount (if any) by which cash of the Company and its Subsidiaries that is available at the Closing to pay Merger Consideration and related costs and expenses exceeds the sum of $188 million plus the amount of cash proceeds received by the Company after the date hereof from the exercise of stock options; provided, however, if the funding under the Contribution Agreement has not occurred and the only condition to funding in the amounts required to satisfy the condition set forth in this Section 7.2(e) under the definitive documents contemplated by the Debt Commitment Letter that is not satisfied is the funding under the Contribution Agreement in the amounts set forth in the Contribution Agreement, then the condition under this Section 7.2(e) shall be deemed satisfied or waived unless the failure to fund under the Contribution Agreement results from a breach by the Co-Investor (as defined in the Contribution Agreement).

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer (without regard to any materiality or Buyer Material Adverse Effect qualifications or exceptions contained therein) set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties (without regard to any materiality or Buyer Material Adverse Effect qualifications or exceptions contained therein) are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity of competent jurisdiction seeks to, (A) make the Merger illegal or otherwise restrain in any material respect or prohibit consummation of the Merger or the other material transactions contemplated by this Agreement that are necessary to consummate the Merger on the terms hereof, or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation.

(d) Solvency Opinion. To the extent any solvency opinion is delivered to any of the Senior Lenders (as defined in the Debt Commitment Letter) under the Debt Commitment Letter or other lenders pursuant to an alternate debt financing arrangement, then a copy of such solvency opinion shall have been delivered to the Company and the Company’s Board of Directors, with such solvency letter either being expressly addressed to such persons or being in such form and manner as may be required in order that such persons shall be entitled to rely upon such solvency letter as if such solvency letter were expressly addressed to such persons.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Company Meeting) (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected):

(a) by mutual written consent of the Buyer and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by April 30, 2006 (the “Outside Date”), provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (or in the case of the Buyer, failure of SLP to fulfill any obligation under the Commitment Letters) has been a principal cause of the failure of the Merger to occur on or before the Outside Date; or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal shall not have been obtained, provided that the right to terminate under this Section 8.1(d) shall not be available to the Company if the Company is in material breach of its obligations under Sections 6.1, 6.2 or 6.4 in a manner that could reasonably be expected to adversely affect the results of the Company Meeting; or

(e) by the Buyer, if: (i) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Change in the Company Recommendation; (ii) the Company Board shall have authorized, approved or recommended to the stockholders of the Company an Acquisition

Proposal; (iii) the Company shall have failed to call the Company Meeting in accordance with Section 6.4 or shall have failed to deliver the Proxy Statement in accordance with Section 6.2 in material breach of either such Section such that the Company Meeting cannot be held at least three Business Days prior to the Outside Date; (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently withdraws or modifies in any manner adverse to Buyer a recommendation of rejection) of such offer; or (v) any person or group (other than the Buyer or an Affiliate of the Buyer) shall have acquired beneficial ownership of 50% or more of the outstanding Company Common Stock.

(f) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer or which by its nature or timing cannot reasonably be cured by the Outside Date;

(g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company or which by its nature or timing cannot reasonably be cured by the Outside Date; or

(h) by the Company, prior to the Company Meeting pursuant to and in compliance with Section 6.1 (including the observance of the two Business Day period set forth in Section 6.1(b)), in connection with the execution by the Company of an Alternative Acquisition Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, or their respective officers, directors, stockholders or Affiliates under this Agreement; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement or the Commitment Letters and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) The Company shall pay to such Person or Person(s) as shall be designated in writing by Buyer a termination fee in an amount equal to $35,000,000 (the “Termination Fee”) if:

(i) this Agreement is terminated (A) pursuant to Sections 8.1(e) or (B) pursuant to Section 8.1(h); or

(ii) (A) this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(f) (which termination pursuant to Section 8.1(f) is the result of a breach of any covenant or agreement or any willful breach of a representation or warranty) and at any time after the date hereof and prior to such termination any Acquisition Proposal shall have been made known to the Company or publicly disclosed, and (B) within 12 months after any such termination, any Acquisition of the Company shall have been consummated or the Company or any of its Subsidiaries becomes a party to an Alternative Acquisition Agreement with respect to any Acquisition of the Company (which need not be the same Acquisition Proposal that was made or publicly disclosed prior to such termination).

The Termination Fee due under Section 8.3(b)(i) (A) shall be paid to the Buyer by wire transfer of same-day funds within one Business Day following termination of this Agreement. The Termination Fee due under Section 8.3(b)(i) (B) shall be paid to the Buyer prior to or concurrent with such termination and receipt of such Termination Fee will be a condition to such termination. The Termination Fee due under Section 8.3(b)(ii) shall be paid to the Buyer by wire transfer of same-day funds within one Business Day following the entry into the definitive agreement to consummate the Acquisition of the Company or, in the absence thereof, the consummation of the Acquisition of the Company, as applicable.

(c) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the Termination Fee and reimbursement of expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2 but is otherwise the sole and exclusive remedy of the parties in connection with any termination of this Agreement on the bases specified in Section 8.3(b).

(d) The Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Buyer in connection with its enforcement of the rights provided in this Section 8.3 with respect to any claim which results in a judgment against the Company to pay the Termination Fee.

(e) For purposes of this Section 8.3 only, “Acquisition of the Company” shall mean any of the following transactions (other than the Merger): (i) a merger, consolidation or other business combination involving the Company other than any merger, consolidation or other business combination pursuant to which (x) the only consideration received or retained by the stockholders of the Company in their capacity as such consists of equity securities in the surviving or resulting entity of such transaction or any direct or indirect parent thereof and (y) the equity interests held in the Company and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the Company immediately preceding such transaction in respect of such equity interests constitute 66 2/3% or more of the voting power and market value of (A) the outstanding common stock and (B) all other classes of outstanding capital stock in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the Company or any of its Subsidiaries of assets or other rights representing 50% or more of the aggregate fair market value of the Company and its Subsidiaries’ assets and other rights as a whole immediately prior to such sale, (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing 50% or more of, (x) the then outstanding shares of Company Common Stock or (y) the voting power of the then outstanding shares of capital stock of the Company.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Section 6.7 and Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer, to

Spyglass Merger Corp.

c/o Silver Lake Partners

2725 Sand Hill Road

Suite 150

Menlo Park, California 94025

Attn: Alan Austin

Telecopy: (650) 234-2593

with a copy to:

Simpson Thacher & Bartlett LLP

3330 Hillview Avenue

Palo Alto, California 94301

Attn: Richard Capelouto

Telecopy: (650) 251-5002

(b)	if to the Company, to

Serena Software, Inc.

2755 Campus Drive, 3rd Floor

San Mateo, California 94403-2538

Attn: Robert I. Pender

Telecopy: (650) 522-6804

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304-1050

Attn: Larry Sonsini

Telecopy: (650) 493-6811

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Section 6.7 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to (a) confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, (b) create any agreement of employment with any person or (c) otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that notwithstanding the foregoing, the Buyer may assign its rights and obligations hereunder to any Affiliate of SLP without the prior written consent of the other parties hereto; provided, further, that no such assignment shall relieve the Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 Waiver of Jury Trial. EACH OF THE BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SPYGLASS MERGER CORP.

By:	/S/ ALAN K. AUSTIN
Name: Alan K. Austin
Title: Vice President

SERENA SOFTWARE, INC.

By:	/S/ MARK WOODWARD
Name: Mark Woodward
Title: President/CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF CONTRIBUTION AGREEMENT

EXHIBIT B

FORM OF SPONSOR GUARANTEE

EXHIBIT C

FORM OF CERTIFICATE OF INCORPORATION